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                                  EXHIBIT 11.01


                               INVIVO CORPORATION
             STATEMENT OF COMPUTATION OF NET INCOME PER COMMON SHARE


                                             YEARS ENDED JUNE 30,
                                       1997          1996          1995
                                       ----          ----          ----
Net income                          $  315,500     2,472,000     3,348,300
                                    ==========     =========     =========

     Computation of weighted
     average common shares and
     common share equivalents
     outstanding:

       Common shares issued          3,239,187     3,216,362     3,186,290
         and outstanding

       Common share equivalents        206,139       239,139       203,690
                                    ----------     ---------     ---------

     Weighted average common
     shares and common share
     equivalents outstanding         3,445,326     3,455,501     3,389,980
                                    ==========     =========     =========


Net income per common share               $.09           .72           .99
                                          ====           ===           ===





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